UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SS&C Technologies Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

April 25, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. to be held at 9:00 a.m., local time, on Wednesday, May 29, 2013 at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095. At the 2013 annual meeting, you will be asked to (i) elect two Class III Directors to our Board of Directors for the ensuing three years and (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Board recommends that you vote for each of the director nominees nominated by our Board and that you ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

We hope you will be able to attend the 2013 annual meeting. Whether or not you plan to attend the 2013 annual meeting, it is important that your shares are represented. Therefore, we urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided.

Sincerely,

WILLIAM C. STONE
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card.

-i-

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2013

The 2013 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. will be held on Wednesday, May 29, 2013 at 9:00 a.m., local time, at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095, to consider and act upon the following matters:

1. To elect two Class III Directors to our Board of Directors, each to serve for a term ending at the 2016 annual meeting, and until his successor has been duly elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3. To transact such other business as may properly come before the 2013 annual meeting and any adjournment thereof.

Stockholders of record at the close of business on April 11, 2013, the record date for the 2013 annual meeting, are entitled to notice of and to vote at the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2013 annual meeting personally, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote by completing, signing, dating and returning the enclosed proxy card in the envelope provided. If your shares are held in “street name”, meaning they are held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. If you attend the 2013 annual meeting and prefer to vote at that time, you may do so.

By Order of the Board of Directors,

PAUL G. IGOE
Senior Vice President, General Counsel & Secretary

Dated: April 25, 2013

SS&C TECHNOLOGIES HOLDINGS, INC. 80 Lamberton Road Windsor, Connecticut 06095

Proxy Statement for the 2013 Annual Meeting of Stockholders

To Be Held on May 29, 2013

INFORMATION ABOUT THE ANNUAL MEETING

Our 2013 Annual Meeting of Stockholders will be held on Wednesday, May 29, 2013, at 9:00 a.m., local time, at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095. For directions to our offices, please visit the 2013 annual meeting page on our website at http://www.ssctech.com/2013annualmeeting. If you have any questions about the 2013 annual meeting, please contact Paul G. Igoe, our Corporate Secretary, by telephone at (860) 298-4832 or by sending a written request for information addressed to Paul G. Igoe at our principal executive offices located at 80 Lamberton Road, Windsor, Connecticut 06095.

Information About this Proxy Statement

You have received this proxy statement because the Board of Directors of SS&C Technologies Holdings, Inc., which we refer to as SS&C Holdings or the Company, is soliciting your proxy to vote your shares at the 2013 annual meeting and at any adjournment or postponement of the 2013 annual meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on April 11, 2013 are entitled to receive notice of, and to vote at, the 2013 annual meeting.

Important Notice Regarding Availability of

Proxy Materials for the 2013 Annual Meeting of Stockholders to be Held on May 29, 2013

We are first mailing this proxy statement and the accompanying proxy on or about April 25, 2013 to our stockholders of record as of April 11, 2013. We are also mailing our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 to such stockholders concurrently with this proxy statement. We will furnish copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 upon written request of any stockholder and the payment of an appropriate processing fee. Please address all such requests to Investor Relations at 80 Lamberton Road, Windsor, Connecticut 06095.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available for viewing, printing and downloading at http://www.ssctech.com/2013annualmeeting. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are also available on the SEC’s website at http://www.sec.gov.

Proposals to be Voted Upon

Proposal 1.  The first proposal is to elect two Class III Directors to our Board of Directors, which we refer to as our Board, each to serve for a term ending at the 2016 annual meeting, and until his respective successor has been duly elected and qualified.

Proposal 2.  The second proposal is to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, which we refer to as fiscal 2013.

Voting Procedures

You may vote either in person at the 2013 annual meeting or by proxy. To vote by proxy, you must:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•	Return the proxy card in the enclosed postage-paid envelope. We must receive your proxy card before the 2013 annual meeting for your proxy to be valid and for your vote to count.

•

If you are not the stockholder of record and hold shares through a bank, broker or other nominee, such agent may have special voting instructions that you should follow. You should contact your bank, broker or other nominee to obtain instructions for voting your shares.

Whether or not you expect to be present in person at the 2013 annual meeting, you are requested to complete, sign, date and return the enclosed form of proxy. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2013 annual meeting, you may vote by ballot. If you want to vote in person at the 2013 annual meeting and you own your shares through a bank, broker or other nominee, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the 2013 annual meeting.

Your properly completed proxy card will appoint William C. Stone, Patrick J. Pedonti and Paul G. Igoe as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Stone is our Chairman and Chief Executive Officer, Mr. Pedonti is our Senior Vice President and Chief Financial Officer, and Mr. Igoe is our Senior Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or to withhold your votes from any of the two nominees for director; and

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013.

All shares entitled to vote and represented by properly completed proxies received prior to the 2013 annual meeting and not revoked will be voted at the 2013 annual meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of the two nominees for director, “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013, and in the discretion of the persons named as proxies in the manner they believe to be in the Company’s best interests as to other matters that may properly come before the 2013 annual meeting.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the date of your previously delivered proxy, (2) voting in person at the 2013 annual meeting or (3) sending a written revocation to our Corporate Secretary at our principal executive offices. Shares represented by valid proxies that are received prior to the 2013 annual meeting and not revoked at or prior to the 2013 annual meeting will be voted at the 2013 annual meeting.

Stockholders Entitled to Vote

Our Board has fixed April 11, 2013 as the record date for the 2013 annual meeting. You are entitled to vote (in person or by proxy) at the 2013 annual meeting if you were a stockholder of record on the record date. On the record date, we had 78,259,237 shares of common stock outstanding (each of which entitles its holder to one vote). Holders of shares of our common stock do not have cumulative voting rights.

In addition to our common stock, on the record date, we had 2,703,846 shares of our Class A Non-Voting common stock outstanding. Shares of our Class A Non-Voting common stock cannot be voted at the 2013 annual meeting.

Quorum

For all proposals on the agenda for the 2013 annual meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote must be present at the 2013 annual meeting in person or represented by proxy to constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as broker non-votes (as described below), will be counted toward establishing a quorum.

Votes Required

For Proposal 1, each of the directors will be elected by a plurality vote of the shares of common stock present at the 2013 annual meeting in person or represented by proxy and entitled to vote. Shares for which the vote is properly withheld and broker non-votes will not be counted toward the nominee’s achievement of a plurality and will have no effect on the election of the directors.

The affirmative vote of the holders of a majority of the votes cast will be required for approval of the ratification of the selection of the independent registered public accounting firm (Proposal 2). Shares which abstain and broker non-votes will not be counted as votes in favor of this proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.

If you hold shares of common stock through a bank, broker or other nominee, that party may under certain circumstances vote your shares if you do not timely return your proxy. Banks, brokers or other nominees have discretionary authority to vote customers’ unvoted shares on routine matters.

Your bank, broker or other nominee cannot vote your shares on any matter that is not considered a routine matter. Proposal 2, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013, is considered a routine matter. Proposal 1 is not considered a routine matter. Shares for which a bank, broker or other nominee cannot vote on a particular matter because that party does not have discretionary voting authority to do so are considered “broker non-votes” on that matter.

Solicitation of Proxies

We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Banks, brokers or other nominees will be requested to forward solicitation materials to the beneficial owners of shares of record held by them, and we will reimburse them for their reasonable expenses.

Other Business to be Considered

Our management does not know of any business other than the matters set forth in the Notice of 2013 Annual Meeting of Stockholders and described above to be presented for consideration at the 2013 annual meeting and the advance notice period applicable to the 2013 annual meeting as prescribed by our By-laws has expired. If any other business should properly come before the 2013 annual meeting, the proxies will be voted in the discretion of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered such that the term of one class expires each year.

Our Board currently consists of eight directors. Class I consists of Normand A. Boulanger, Campbell R. Dyer and David A. Varsano, each with a term ending at the 2014 annual meeting. Class II consists of William A. Etherington and Jonathan E. Michael, each with a term ending at the 2015 annual meeting. Class III consists of Allan M. Holt, William C. Stone and Claudius E. Watts IV, each with a term ending at the 2013 annual meeting. One class is elected each year and members of each class hold office for three-year terms.

Our Nominating Committee has recommended, and the Board has nominated, Messrs. Holt and Stone for election at the 2013 annual meeting as Class III directors, each to serve until the 2016 annual meeting and until his successor has been duly elected and qualified. Each of the nominees is currently a member of our Board of Directors. Proxies at the 2013 annual meeting cannot be voted for more than two nominees. Mr. Watts’ service as a director will end at the 2013 annual meeting. The Board intends to seek a replacement for Mr. Watts following the 2013 annual meeting.

Director Qualifications

The following table and biographical descriptions provide information relating to each director and director nominee, including his age and period of service as a director of our company, his committee memberships, his business experience for at least the past five years, including directorships at other public companies, and certain other information.

Name	Age	Present Principal Employment and Prior Business Experience
Class III Directors, Nominees to be elected at the 2013 annual meeting (terms expiring at the 2016 annual meeting)

Allan M. Holt Compensation Committee Nominating Committee	61	Mr. Holt was elected as one of our directors in February 2006. He currently serves as a Managing Director and Co-head of the U.S. Buyout Group of The Carlyle Group, which he joined in 1991. He previously was head of Carlyle’s Global Aerospace, Defense, Technology and Business/Government Services Group. Prior to joining Carlyle, Mr. Holt spent three and a half years with Avenir Group, Inc., an investment and advisory group. From 1984 to 1987, Mr. Holt was Director of Planning and Budgets at MCI Communications Corporation. Mr. Holt served on the board of directors of Aviall, Inc. from 2001 to 2006 and the supervisory board of The Nielsen Company B.V. from 2006 to 2008. He currently serves on the boards of directors of Booz Allen Hamilton Holding Corporation, HCR ManorCare, Inc. and NBTY, Inc. Mr. Holt previously served on the boards of Fairchild Imaging, Landmark Aviation, HD Supply, Inc., MedPointe, Inc., Sequa Corp., Standard Aero Holdings, Inc., The Nielsen Company and Vought Aircraft Industries, Inc. The Board has concluded that Mr. Holt should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry. Mr. Holt is a Carlyle Nominee, designated by Carlyle pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Name	Age	Present Principal Employment and Prior Business Experience

William C. Stone Chairman and Chief Executive Officer	58	Mr. Stone founded SS&C Technologies, Inc., or SS&C, in 1986 and has served as Chairman of the Board of Directors and Chief Executive Officer since our inception. He also has served as our President from inception through April 1997 and again from March 1999 until October 2004. Prior to founding SS&C, Mr. Stone directed the financial services consulting practice of KPMG LLP, an accounting firm, in Hartford, Connecticut and was Vice President of Administration and Special Investment Services at Advest, Inc., a financial services company. The Board has concluded that Mr. Stone should serve as a director because as our founder and Chief Executive Officer, as well as a principal stockholder, Mr. Stone provides a critical contribution to the Board reflecting his detailed knowledge of our company, our employees, our client base, our prospects, the strategic marketplace and our competitors. Mr. Stone is an Executive Nominee, and has the right to occupy this seat for so long as he is our Chief Executive Officer or until such time as he holds less than 10% of our common stock, pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Class I Directors (terms expiring at the 2014 annual meeting)

Normand A. Boulanger President and Chief Operating Officer	51	Mr. Boulanger has served as our President and Chief Operating Officer since October 2004. Prior to that, Mr. Boulanger served as our Executive Vice President and Chief Operating Officer from October 2001 to October 2004, Senior Vice President, SS&C Direct from March 2000 to September 2001, Vice President, SS&C Direct from April 1999 to February 2000, Vice President of Professional Services for the Americas, from July 1996 to April 1999, and Director of Consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as Manager of Investment Accounting for The Travelers from September 1986 to March 1994. Mr. Boulanger was elected as one of our directors in February 2006. The Board has concluded that Mr. Boulanger should serve as a director because he has substantial knowledge and experience regarding our operations, employees, targeted markets, strategic initiatives and competitors. Mr. Boulanger is an Executive Nominee, designated by Mr. Stone pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Name	Age	Present Principal Employment and Prior Business Experience

Campbell R. Dyer	39	Mr. Dyer was elected as one of our directors in May 2008. He currently serves as a Managing Director in the Technology Buyout Group of The Carlyle Group, which he joined in 2002. Prior to joining Carlyle, Mr. Dyer was an associate with the private equity firm William Blair Capital Partners (now Chicago Growth Partners), a consultant with Bain & Company and an investment banking analyst in the M&A Group of Bowles Hollowell Conner & Co. He also serves on the board of directors of CommScope, Inc. Mr. Dyer previously served on the boards of OpenLink Financial, Inc. and Open Solutions Inc. The Board has concluded that Mr. Dyer should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry. Mr. Dyer is a Carlyle Nominee, designated by Carlyle pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

David A. Varsano Audit Committee	51	Mr. Varsano was elected as one of our directors in March 2011. He is currently the Chairman of the Board and Chief Executive Officer of Pacific Packaging Products, a company specializing in industrial packaging and related solutions and supply chain management services, which he joined in September 1999. Prior to joining Pacific Packaging Products, Mr. Varsano served as the Chief Technology Officer and Vice President, Software Development of SS&C from 1995 to 1999 and as Manager of SS&C Direct from 1998 to 1999. Mr. Varsano currently serves on the boards of directors of Packaging Distributors of America and Aviv Centers for Living. The Board has concluded that Mr. Varsano should serve as a director because he has a broad range of experience relevant to our business and a strong understanding of software architectures. Mr. Varsano was jointly designated by Mr. Stone and Carlyle pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Name	Age	Present Principal Employment and Prior Business Experience

Class II Directors (terms expiring at the 2015 annual meeting)

William A. Etherington Audit Committee Compensation Committee	71	Mr. Etherington was elected as one of our directors in May 2006. Mr. Etherington retired—after a 38-year career—from IBM in September 2001 as Senior Vice President and Group Executive, Sales and Distribution and a member of the Operations Committee and the Worldwide Management Council. As a corporate director, he currently serves on the boards of directors of Celestica Inc. and Onex Corporation, and is the retired non-executive Chairman of the Board of the Canadian Imperial Bank of Commerce (CIBC). Mr. Etherington served on the board of directors of CIBC from 1994 to 2009. Mr. Etherington previously served on the board of MDS Inc. The Board has concluded that Mr. Etherington should serve as a director because he brings experience as a board and committee member of public companies, a detailed understanding of the computer and information services industry, and expertise in the management of complex technology organizations.

Jonathan E. Michael Audit Committee	59	Mr. Michael was elected as one of our directors in April 2010. He currently serves as President and Chief Executive Officer of RLI Corp., a publicly traded specialty insurance company, which he joined in 1982. Mr. Michael has held various positions at RLI Corp., including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. Prior to joining RLI Corp., Mr. Michael was associated with Coopers & Lybrand. Mr. Michael served on the board of directors of Fieldstone Investment Corporation from 2003 to 2007. He currently serves on the boards of directors of RLI Corp. and Maui Jim, Inc. The Board has concluded that Mr. Michael should serve as a director because he has extensive experience in the financial services industry, including companies that we seek to target as clients, as well as extensive operational experience as a director and officer of financial services and insurance companies. Mr. Michael was jointly designated by Mr. Stone and Carlyle pursuant to the terms of the Stockholders Agreement described under “Related Person Transactions—Stockholders Agreement.”

Corporate Governance Matters

We believe that good corporate governance and fostering an environment of high ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board periodically reviews our corporate governance practices in light of regulatory developments and practices at other public companies and makes changes that it believes are in the best interests of the Company and its shareholders.

Board Determination of Independence

Under the applicable rules of the NASDAQ Marketplace Rules, or NASDAQ, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Messrs. Dyer, Etherington, Holt, Michael or Varsano has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of NASDAQ. Our Board based its independence determinations primarily on a review of the responses of the directors to questions regarding employment, affiliations, family and other relationships, together with an examination of those companies with which the Company transacts business.

Stockholders Agreement

The Company is a party to a Stockholders Agreement, as amended, which we refer to as the Stockholders Agreement, with investment funds associated with The Carlyle Group, or Carlyle, and William C. Stone, our Chairman and Chief Executive Officer. The parties to the Stockholders Agreement are required to take such action as shall be required under applicable law to cause our Board to consist of eight directors. The Stockholders Agreement entitles Carlyle and/or Mr. Stone to nominate six of our eight directors. Mr. Stone is entitled to occupy one seat and has the right to nominate one of the remaining Board members, each of whom we refer to as an Executive Nominee, Carlyle has the right to nominate two of the Board members, each of whom we refer to as a Carlyle Nominee, and Mr. Stone and Carlyle collectively have the right to nominate two Board members. The Company and each stockholder that is a party to the Stockholders Agreement is required to take all necessary action to cause the nominees referenced above to be elected. For more information on the Stockholders Agreement, see “Related Person Transactions—Stockholders Agreement.”

Director Nomination Process

The process followed by the Nominating Committee to identify and evaluate director candidates may include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee.

The Nominating Committee considers recommendations for director nominees suggested by its members, other directors, management and other interested parties. Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background material, to the Nominating Committee c/o Corporate Secretary, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095. Assuming that appropriate biographical information and background material has been provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria, as it follows for candidates submitted by others.

In addition, stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating Committee or the Board, by following the procedures set forth in our By-laws and described under “Stockholder Proposals and Director Nominations” below.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee applies the criteria specified in its charter. These criteria include the candidate’s integrity, honesty, adherence to ethical standards, demonstrated business acumen, experience, ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company, ability to contribute positively to the decision-making processes of the Company, commitment to understanding the Company and its industry and to regularly attending and participating in meetings of the Board and its committees, ability to understand the sometimes conflicting interests of the various constituencies of the Company, and the absence of a conflict of interest. The Nominating Committee does not assign specific weights to particular criterion and no particular criterion is a prerequisite for any prospective nominee. In terms of criteria for composition of the Board, the Nominating Committee considers the backgrounds and qualifications of the directors as a group with a goal of providing a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities.

Although the Nominating Committee considers the value of diversity on the Board, it has not adopted a written policy with regard to the consideration of diversity when evaluating candidates for director. However, in practice, the Nominating Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. Our Board’s priority in the selection of Board members is identification of members who will further the interests of our stockholders through their management experience, knowledge of our business, understanding of the competitive landscape, and familiarity with our targeted markets.

The director biographies on pages 7 to 8 describe each nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he should continue to serve as a member of our Board. Our Board believes that each of the nominees has realized significant professional and personal achievements, and possesses the background, talents and experience that are necessary for the Company’s success and the creation of stockholder value.

Board Meetings and Attendance

During the fiscal year ended December 31, 2012, which we refer to as fiscal 2012, our Board met six times (including two special meetings) and acted by unanimous written consent in lieu of a meeting three times. During fiscal 2012, the Audit Committee held six regular meetings and did not act by unanimous written consent in lieu of a meeting; the Compensation Committee held two regular meetings and acted by unanimous written consent in lieu of a meeting once; and the Nominating Committee acted by unanimous written consent in lieu of a meeting once. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board committees of which he was a member during fiscal 2012, except for Mr. Holt.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding directors’ attendance at annual meetings, but all of our directors are encouraged to attend our annual meetings. Of our eight directors, seven attended our 2012 annual meeting of stockholders.

Board Leadership Structure

Mr. Stone has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in 1986, and the provisions of the Stockholders Agreement require that so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he shall serve as Chairman of the Board. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Having one person serve as both Chief Executive Officer and Chairman of the Board shows our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. We also believe that this leadership structure eliminates the potential for duplication of efforts and inconsistent actions and facilitates open communication between management and our Board. We do not have a lead independent director. We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures and percentages. However, we believe our current leadership structure remains the optimal board leadership structure for us.

Board Committees

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee, each of which operates under a charter that has been approved by our Board. Each committee’s charter is posted on our website, at http://investor.ssctech.com/governance.cfm. In addition, from time to time, special committees may be established under the direction of the Board to address specific issues. The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees.

Audit	Compensation	Nominating
William A. Etherington*	Claudius (Bud) E. Watts IV*	Claudius (Bud) E. Watts IV*
Jonathan E. Michael	William A. Etherington	Allan M. Holt
David A. Varsano	Allan M. Holt

The provisions of the Stockholders Agreement provide Carlyle with the right to designate the chairperson of any committee of the Board.

Our Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of NASDAQ, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act.

Audit Committee

Our Audit Committee assists our Board in its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Our Audit Committee’s responsibilities, as set forth in its charter, include:

•	appointing, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;

•	overseeing and assessing the independence of our independent registered public accounting firm;

•	setting the compensation of our independent registered public accounting firm and preapproving all audit services to be provided to the Company;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures before such financial statements are filed with the SEC;

•	preparing an annual report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders;

•	directing the independent registered public accounting firm to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company;

•	coordinating our Board’s oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;

•	overseeing our risk assessment and risk management policies;

•	discussing the Company’s policies with respect to risk assessment and risk management;

•

discussing generally the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

reviewing the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” and conducting appropriate review and oversight of all related person transactions for potential conflict of interest situations; and

•	preparing the Audit Committee report required by SEC rules, which is included on pages 20-21 of this proxy statement.

Our Board has determined that each of the members of its Audit Committee is an “audit committee financial expert” as that term is defined under the rules and regulations of the SEC.

Compensation Committee

Our Compensation Committee has overall responsibility for the Company’s compensation of management, incentive plans and compensation programs. Our Compensation Committee’s responsibilities, as set forth in its charter, include:

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	reviewing, and making recommendations to our Board with respect to, incentive-compensation and equity-based plans that are subject to approval by our Board;

•

approving any tax-qualified, non-discriminatory employee benefit plans for which stockholder approval is not sought and pursuant to which options or stock may be acquired by officers, directors, employees of consultants of the Company;

•

administering all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans including interpreting the terms of such plans and granting options and making awards under such plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•

reviewing and discussing with management the Company’s “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, which we refer to as CD&A, and considering whether it will recommend to our Board that the CD&A be included in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C; and

•	preparing an annual report required by Item 407(e)(5) of Regulation S-K.

Nominating Committee

Our Nominating Committee has overall responsibility for developing Board membership. Our Nominating Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of our Board and recommending to our Board the nominees for election as directors at any annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board;

•	reviewing with the Board the requisite skills and criteria for new Board members as well as the composition of our Board as a whole; and

•	recommending to our Board the directors to be appointed to each committee of the Board.

The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.” As described above, the Stockholders Agreement contains provisions that entitle Mr. Stone and Carlyle to nominate six of our eight directors.

Risk Oversight

Our management is responsible for risk management on a day-to-day basis. Our Audit Committee is responsible for overseeing our risk management function. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing our risk management. Our Board and the Audit Committee fulfill their oversight role by discussing with management the policies and practices utilized by management in assessing and managing the risks and providing input on those policies and practices. We believe that the leadership structure of our Board supports effective risk management oversight by helping effectively identify risks due to our Chairman and Chief Executive Officer’s extensive knowledge and understanding of our business, and, as noted in “Board Leadership Structure” above, our Board believes that the combined roles of Chairman and Chief Executive Officer facilitate communications between management and our Board and thus enhance effective risk oversight.

Communications with the Board

Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s), except that certain items that are unrelated to the duties and responsibilities of our Board (such as product inquiries and comments, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations and advertisements) and material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, referred to as the SS&C Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees and includes provisions relating to accounting and financial matters. The SS&C Code of Business Conduct and Ethics is available on our website at http://investor.ssctech.com/governance.cfm. If we make any substantive amendments to, or grant any waivers from, the code of ethics for any director or officer, we will disclose the nature of such amendment or waiver on our website at http://investor.ssctech.com/governance.cfm. or in a Current Report on Form 8-K filed with the SEC.

Compensation Committee Interlocks and Insider Participation

Messrs. Etherington, Holt and Watts served on our Compensation Committee in fiscal 2012. No member of the Compensation Committee is or has been a current or former officer or employee of SS&C Holdings or had any related person transaction involving SS&C Holdings or any of its subsidiaries. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during fiscal 2012.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers, who are not also directors, is set forth below. Generally, our Board elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Positions(s)
Paul G. Igoe	50	Senior Vice President, General Counsel and Secretary
Rahul Kanwar	38	Senior Vice President and Managing Director of Alternative Assets
Patrick J. Pedonti	61	Senior Vice President and Chief Financial Officer

Paul G. Igoe joined the Company in January 2013 and has served as our Senior Vice President, General Counsel and Secretary since March 2013. From September 2009 to December 2012, Mr. Igoe was the Vice President, General Counsel and Secretary of Lydall, Inc., a manufacturer of filtration media and thermal/acoustical products. From June 2001 to September 2009, Mr. Igoe was the Associate General Counsel and Assistant Secretary of Teradyne, Inc., a manufacturer of automatic test equipment for the semiconductor industry. Prior to Teradyne, Mr. Igoe was a Junior Partner in the Boston office of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP).

Rahul Kanwar has served as our Senior Vice President and Managing Director, Alternative Assets since January 2011 and was designated as an executive officer on March 7, 2013. Prior to that, Mr. Kanwar served as a managing director of SS&C since 2005. Prior to that, Mr. Kanwar was employed by Eisner LLP where he was responsible for managing the Eisenfast LLC fund administration business. Mr. Kanwar started his career in public accounting.

Patrick J. Pedonti has served as our Senior Vice President and Chief Financial Officer since August 2002. Prior to that, Mr. Pedonti served as our Vice President and Treasurer from May 1999 to August 2002. Prior to joining SS&C, Mr. Pedonti served as Vice President and Chief Financial Officer for Accent Color Sciences, Inc., a company specializing in high-speed color printing, from January 1997 to May 1999.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we have been or are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has had or has a direct or indirect material interest. Such a transaction, arrangement or relationship is referred to as a “related person transaction.”

Any related person transaction must be reported to our General Counsel and will be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If the General Counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at its the next meeting, or at the next meeting following the date that the related person transaction comes to the attention of the General Counsel; provided, however, that the General Counsel may present a related person transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who will review and may approve the related person transaction, subject to ratification by the Audit Committee at its next meeting. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that it has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may, in its sole discretion, impose any conditions it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following do not create a material direct or indirect interest on behalf of a related person and, therefore, are not related person transactions for purposes of our related person transaction policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members (as defined in the policy) are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction or (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction;

•

a transaction that involves compensation to an executive officer if the compensation has been approved, or recommended to the Board for approval, by the Compensation Committee or a group of independent directors of the Company performing a similar function; or

•	a transaction that is specifically contemplated by provisions of the Certificate of Incorporation or By-laws of the Company.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Person Transactions

Stockholders Agreement

On November 23, 2005, SS&C Holdings entered into a Stockholders Agreement with Mr. Stone and Carlyle, which includes restrictions on transfer of the Company’s common stock as well as other provisions described below. The parties amended certain provisions of the Stockholders Agreement in April 2008, March 2010 and March 2011.

Board of Directors.  The parties to the Stockholders Agreement are required to take such action as shall be required under applicable law to cause our Board to consist of eight members. The initial board arrangements under the Stockholders Agreement were as follows: Mr. Stone occupied one seat and had the right to nominate one of the remaining Board members, and Carlyle had the right to nominate four Board members. Accordingly, Mr. Stone nominated Normand A. Boulanger; and Carlyle nominated Campbell R. Dyer, William A. Etherington, Allan M. Holt and Claudius E. Watts, IV. Subsequently, the Stockholders Agreement was amended to provide that Mr. Stone and Carlyle would jointly nominate two Board members (Jonathan E. Michael and David A. Varsano), and the number of Board members Carlyle was entitled to nominate was reduced from four to two as a result of a reduction in its percentage ownership of our common stock. In May 2012, Mr. Etherington was re-elected to our Board by our stockholders for a three-year term. The number of Board members

Mr. Stone is entitled to nominate (including himself) will be reduced to one director if Mr. Stone holds less than 15% of our common stock. The number of Board members Carlyle is entitled to nominate will be reduced to one director if Carlyle holds less than 15% of our common stock. Mr. Stone’s rights under the Board nomination provisions of the Stockholders Agreement will terminate at such time as he holds less than 10% of our common stock. Carlyle’s rights under the Board nomination provisions of the Stockholders Agreement will terminate at such time as Carlyle holds less than 10% of our common stock.

The provisions of the Stockholders Agreement also require that so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he will serve as Chairman of the Board, and that Carlyle will have the right to designate the chairperson of any committee of the Board.

Bring-along rights.  If any party to the Stockholders Agreement proposes to transfer 50% or more of all common stock held by the parties to the Stockholders Agreement to a third-party purchaser, then such transferring stockholder can require the other stockholders who are parties to the agreement to transfer their common stock on the same terms and conditions as the transferring holder.

Service Provider Stockholders Agreement

On November 23, 2005, all of our members of management (other than Mr. Stone) and all employee option holders whose SS&C options were converted into options to acquire common stock of SS&C Holdings became parties to a Service Provider Stockholders Agreement with Carlyle and the Company. In addition, certain holders of options to purchase our common stock have subsequently become parties to the Service Provider Stockholders Agreement. The Company and Carlyle amended certain provisions of the Service Provider Stockholders Agreement in April 2008. Under the agreement, if Carlyle proposes to transfer 50% or more of our outstanding common stock to a third-party purchaser, then Carlyle can require the members of our management and employee option holders who are parties to the agreement to transfer their common stock and options on the same terms and conditions as Carlyle (bring-along rights).

Registration Rights Agreement

On November 23, 2005, the Company entered into a Registration Rights Agreement with Mr. Stone and Carlyle, which provides Mr. Stone and Carlyle with certain rights relating to the registration for resale of their shares of common stock. Under the Registration Rights Agreement, either Mr. Stone or Carlyle can demand that we file a registration statement for all or a portion of their common stock. Mr. Stone and Carlyle are also entitled to request that their shares be covered by a registration statement that we are otherwise filing with respect to our common stock. In either event, the Company is required to pay all expenses of Mr. Stone and/or Carlyle, as applicable, in connection with the registration (other than underwriting discounts and commissions and transfer taxes applicable to the sale of registrable securities). The Registration Rights Agreement also provides that the Company will indemnify the selling stockholders, and the selling stockholders will indemnify the Company, for certain matters in connection with the registration of the selling stockholders’ shares. The registration rights in the Registration Rights Agreement are subject to certain conditions and limitations specified in the Registration Rights Agreement, including the right of the underwriters of an offering to limit the number of shares included in certain registrations.

SS&C Technologies, Inc. Management Rights Agreement

Carlyle, the Company and SS&C entered into a Management Rights Agreement on November 23, 2005, pursuant to which Carlyle Partners IV, L.P. was granted (1) the right to nominate one director to serve as a member of our Board of Directors and to appoint one non-voting board observer to the board of directors of SS&C, (2) reasonable access to the books and records of SS&C Holdings and SS&C and their subsidiaries and (3) the right to consult from time to time with the management of SS&C Holdings and SS&C and their subsidiaries at their respective place of business regarding operating and financial matters. The Management Rights Agreement will terminate with respect to SS&C when SS&C Holdings and its affiliates no longer beneficially own any voting securities of SS&C. The Management Rights Agreement will terminate with respect to SS&C Holdings when Carlyle and its affiliates no longer beneficially own any voting securities of SS&C Holdings.

Processing Services Agreement

On June 22, 2009, Carlyle Investment Management L.L.C. entered into a Processing Services Agreement with SS&C pursuant to which SS&C provides investment accounting and data processing services to Carlyle. The agreement was amended in June 2011 to extend its term to June 21, 2014. In August 2012, with the consent of SS&C, Carlyle assigned this agreement to Alumina Investment Management, LLC (an entity related to Carlyle) and the transaction was reviewed and approved by our Audit Committee under the Company’s related persons transactions policy. SS&C will be paid a monthly fee based on annual rates derived from the net asset value of Alumina Investment Management, LLC, subject to a minimum monthly fee. SS&C will also receive other fees for certain ancillary services that it provides under the agreement. From January 1, 2012 through December 31, 2012, Carlyle Investment Management L.L.C. and Alumina Investment Management, LLC paid an aggregate of $241,000 to SS&C under this agreement.

Other transactions

John Stone, the brother of William C. Stone, our Chief Executive Officer, is employed by SS&C as Vice President of Sales. From January 1, 2012 through December 31, 2012, John Stone was paid $142,162 as salary, commissions, and grant date fair value of options related to his employment at SS&C.

Robert S. Stone, the son of William C. Stone, our Chief Executive Officer, is employed by SS&C as a sales representative. From January 1, 2012 through December 31, 2012, Robert Stone was paid $141,893 as salary, commissions and grant date fair value of options related to his employment at SS&C.

Report of the Audit Committee of the Board of Directors

Our Audit Committee has reviewed our audited financial statements for fiscal 2012 and has discussed these financial statements with our management and PricewaterhouseCoopers, LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

By the Audit Committee of the Board of Directors of SS&C Technologies Holdings, Inc.

William A. Etherington (Chair)

Jonathan E. Michael

David A. Varsano

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is overseen and administered by our Compensation Committee, which currently consists of Messrs. Etherington, Holt and Watts. Our Compensation Committee operates under a written charter adopted by our Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. As of December 31, 2012, our named executive officers were Messrs. Stone, Boulanger, Pedonti and Whitman. Our Chief Executive Officer is actively involved in setting executive compensation and typically presents salary, bonus and equity compensation recommendations to the Compensation Committee, which, in turn, considers the recommendations and has ultimate approval authority.

Objectives of our executive compensation program

The primary objectives of the Compensation Committee with respect to executive compensation are to:

—	attract, retain and motivate the best possible executive talent;

—	reward successful performance by the named executive officers and the Company; and

—	align the interests of the named executive officers with those of our stockholders by providing long-term equity compensation.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels it believes are competitive with those of other companies that compete with us for executive talent in our industry and in our region. We have not, however, retained a compensation consultant to review our policies and procedures relating to executive compensation, nor have we formally benchmarked our compensation against that of other companies. Our compensation program rewards our named executive officers based on a number of factors, including the Company’s operating results, the Company’s performance against budget, individual performance, prior-period compensation and prospects for individual growth. Changes in compensation are generally incremental in nature without wide variations from year to year, but with a general trend that matches increasing compensation with the profitable growth of our business. Many of the factors that affect compensation are subjective in nature and not tied to peer group analyses, surveys by compensation consultants or other statistical criteria.

Process for administering our compensation program

Each year our Chief Executive Officer makes recommendations to our Compensation Committee regarding compensation packages, including his own. In making these recommendations, our Chief Executive Officer attempts to structure a compensation package based on his years of experience in the financial services and software industries and his desire to motivate the executive officers and ensure their commitment to the Company. For each executive officer, including himself, our Chief Executive Officer prepares a written description for our Compensation Committee of the performance during the prior year and recommends salary and bonus amounts. Our Chief Executive Officer believes the executive officers should receive a significant portion of our total bonus pool based upon their responsibilities and contributions. As it relates to the compensation of executive officers other than our Chief Executive Officer, our Compensation Committee relies heavily on our Chief Executive Officer’s recommendations and discusses his reviews and recommendations with him as part of its deliberations. As it relates to our Chief Executive Officer’s compensation, the Compensation Committee considers our Chief Executive Officer’s recommendations. In this as in other compensation matters, the Compensation Committee exercises its independent judgment. After due consideration, the Compensation Committee accepted the Chief Executive Officer’s recommendations for 2012 executive officer cash bonuses and 2013 executive officer base salaries.

We provided stockholders with a “say on pay” advisory vote on our executive compensation in 2011. At our 2011 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 82% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. In establishing 2012 executive compensation, the Compensation Committee considered the results of the 2011 advisory vote as well as the other factors described above. Given the significant support for our named executive officer compensation as expressed through the 2011 “say on pay” advisory vote, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of such vote.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

—	base salary;

—	discretionary annual cash bonuses;

—	stock option awards;

—	perquisites; and

—	severance and change-of-control benefits.

We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, in consultation with our Chief Executive Officer, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. While we describe below the connection between each element of executive compensation and particular compensation objectives, we believe that each element promotes multiple compensation objectives.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. In establishing base salaries for 2012, our Compensation Committee, together with our Chief Executive Officer, considered a variety of factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the individual’s tenure at the Company, relative pay among the executive officers and the dollar amount that would be necessary to keep the executive in the Windsor, Connecticut area. Generally, we believe that executive base salaries should grow incrementally over time and that more of the “up side” of compensation should rest with cash bonuses and long-term equity incentive compensation. In the case of Mr. Stone, his employment agreement mandates that his base salary cannot be less than $750,000 per year.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account the performance of the Company and each executive officer’s responsibilities, performance and experience. No adjustments were made to the base salaries of our executive officers for fiscal 2012 from 2011 levels, as our Chief Executive Officer determined, and our Compensation Committee concurred, that the base salaries in effect for fiscal year 2011 were sufficient to achieve our compensation objectives for base salary. As a result, the base salaries for our named executive officers in 2012 were as follows: Mr. Stone, $750,000; Mr. Boulanger, $450,000; Mr. Pedonti, $260,000; and Mr. Whitman, $225,000. Mr. Kanwar was not an executive officer of the Company in 2012 and Mr. Igoe was not an employee of the Company in 2012. In March 2013, our Compensation Committee adjusted the 2013 base salaries of our named executive officers who are current executive officers as follows: Mr. Stone, $875,000, Mr. Boulanger, $550,000 and Mr. Pedonti, $350,000. Mr. Whitman retired from the Company on January 5, 2013.

Discretionary Annual Cash Bonus

The payment of annual cash bonuses to executive officers and other employees is discretionary. Annual cash bonuses are generally provided to employees regardless of whether we meet, exceed or fail to meet our budgeted results, but the amount available for bonuses to all employees, including the executive officers, will depend upon our financial results. Annual cash bonuses are intended to compensate for strategic, operational and financial successes of the Company as a whole, as well as individual performance and growth potential. The annual cash bonuses are not tied to the achievement of specific results or pre-established financial metrics or performance goals. No formula exists for determining the amount of bonuses for employees or executive officers.

Our Chief Executive Officer proposed 2012 annual executive bonus allocations, including his own proposed bonus, for executive officers to the Compensation Committee in March 2013. The Compensation Committee, which has ultimate approval authority, considered our Chief Executive Officer’s recommendations and made a final decision with respect to 2012 annual bonuses. In making bonus recommendations to the Compensation Committee for the executive officers, our Chief Executive Officer, after taking into account the positive or negative impact of events outside the control of management or an individual executive, made a subjective judgment of each executive’s performance in the context of a number of factors, including the overall economy and our financial performance, revenues and financial position going into the new fiscal year. In making his recommendations for 2012 annual bonuses, our Chief Executive Officer considered, among other things, each executive’s (including his own) work in managing the business, establishing internal controls, mentoring staff, completing and integrating acquisitions, reducing costs, responding to market conditions and maintaining our profitability. Mr. Stone is entitled to a minimum annual bonus of at least $500,000 pursuant to his employment agreement.

Mr. Stone’s $3,100,000 bonus for 2012 was recommended by Mr. Stone and approved, after due consideration, by our Compensation Committee. The Committee’s approval of Mr. Stone’s bonus took into account our profitability, his deep involvement with our acquisitions in 2012, including GlobeOp and Portia (each of which has performed well), his successful recruitment of several new managers, his efforts to increase our revenue from $371 million in 2011 to $552 million in 2012 and our Consolidated EBITDA (as defined below) from $152 million in 2011 to $256 million in 2012, the growth of our market capitalization from $1.4 billion at the end of 2011 to over $2.0 billion in the first quarter of 2013, his continued search for new acquisitions, and his maintenance of high level relationships with our key clients.

Mr. Boulanger’s $1,500,000 bonus for 2012 was recommended by Mr. Stone and approved, after due consideration, by our Compensation Committee. The Committee’s approval of Mr. Boulanger’s bonus took into account his responsibility for our day-to-day business operations across the organization, his assumption of responsibility for supervising the Company’s international operations, his efforts in implementing acquisitions including GlobeOp and Portia, his contributions to our 2012 financial results, including increasing revenues from our fiscal year ended December 31, 2011 to fiscal 2012, his attention to his overall executive management team, and his intellect, knowledge and work ethic.

Mr. Pedonti’s $750,000 bonus for 2012 was recommended by Mr. Stone and approved, after due consideration, by our Compensation Committee. The Committee’s approval of Mr. Pedonti’s bonus took into account his solid management skills, his expanded role in personnel and investor relations matters, his success in implementing and integrating acquisitions including GlobeOp and Portia, his responsibility for maintaining our internal controls, his success in building a strong finance team, and his intellect, knowledge and work ethic.

Mr. Whitman’s $260,000 bonus for 2012 was recommended by Mr. Stone and approved, after due consideration, by our Compensation Committee. The Committee’s approval of Mr. Whitman’s bonus took into account his overall management of the legal department and responsibility for adherence to the internal budget, his instrumental role in directing the legal work for our acquisitions, including GlobeOp and Portia, his work negotiating transactions and integrating acquired businesses, and his intellect, knowledge and work ethic.

These decisions reflect the fact that our Compensation Committee does not fix a target bonus for the succeeding year, but rather, as noted above, draws on subjective factors, and executive officer performance evaluations, in arriving at its bonus decisions.

The pool of money available for employee bonuses is determined by Mr. Stone after our Consolidated EBITDA for the preceding fiscal year is determined. In determining the pool available for employee bonuses, Mr. Stone takes into account a number of factors, including: Consolidated EBITDA; growth in Consolidated EBITDA over the preceding year; minimum Consolidated EBITDA required to ensure debt covenant compliance; our short-term cash needs; the recent employee turnover rate and any improvement or deterioration in our strategic market position. After establishing the available bonus pool for non-executive officer employees, the bonus pool for executive officers is determined. Our 2012 bonus pool was increased from 2011 based on an increase in our Consolidated EBITDA, an improvement in our strategic market position, assurance of debt covenant compliance and our ability to meet our short-term cash needs.

Consolidated EBITDA is a non-GAAP financial measure used in key financial covenants contained in our senior credit facilities, which are material facilities supporting our capital structure and providing liquidity to our business. Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance, under the senior credit facilities, including acquired EBITDA. Consolidated EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following is a reconciliation of net income to Consolidated EBITDA for fiscal 2012.

(in thousands)	Year ended December 31, 2012
Net income	$ 45,820
Interest expense, net(1)	36,856
Income tax provision	24,665
Depreciation and amortization	75,814

EBITDA	183,155
Purchase accounting adjustments(2)	894
Capital-based taxes	(785)
Unusual or non-recurring charges (gains) (3)	31,629
Acquired EBITDA(4)	35,531
Stock-based compensation	5,590
Other (5)	(17)

Consolidated EBITDA	$ 255,997

(1)	Interest expense includes loss from extinguishment of debt shown as a separate line item on our Consolidated Statements of Comprehensive Income.

(2)	Purchase accounting adjustments include (a) an adjustment to increase rent expense by the amount that would have been recognized if lease obligations were not adjusted to fair value at the date of acquisitions and (b) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisitions.

(3)	Unusual or non-recurring charges include transaction costs, losses on currency contracts, foreign currency gains and losses, severance expenses, proceeds from legal and other settlements and other one-time expenses, such as expenses associated with the bond redemptions and acquisitions.

(4)	Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period.

(5)	Other includes the non-cash portion of straight-line rent expense.

Stock Option Awards

Our Compensation Committee believes in granting equity-based incentive compensation as an important component of our executive compensation program. In 2012, all of the options granted to our executive officers by our Compensation Committee were time-based options, which vest incrementally over set periods of time

Mr. Stone was granted stock options under the Company’s 1998 stock incentive plan on May 31, 2001, or the 2001 Option, and April 8, 2003, or the 2003 Option, each of which were scheduled to expire ten years after their respective date of grant. To exercise these stock options prior to their expiration, Mr. Stone would have been required to file a notification with the United States Department of Justice under the Hart-Scott-Rodino Act, or HSR. Such a filing involves substantial expense and administrative time. To avoid the necessity of an HSR filing, the Company and Mr. Stone agreed to amend the governing stock option agreements in May 2011 and March 2013 to convert the underlying shares from voting shares of common stock to non-voting shares of Class A Non-Voting common stock, as detailed below.

On May 24, 2011, we entered into an amended and restated stock option agreement with Mr. Stone governing the 2001 Option. Pursuant to the amended and restated stock option agreement, the 2001 Option (which was previously an option to purchase 637,500 shares of our common stock at an exercise price of $0.78 per share) was amended to make it an option to purchase 637,500 shares of our Class A Non-Voting common stock at an exercise price of $0.78 per share. Mr. Stone exercised the option on May 31, 2011 and purchased 637,500 shares of our Class A Non-Voting common stock.

On March 10, 2013, we entered into an amended and restated stock option agreement with Mr. Stone governing the 2003 Option. Pursuant to the amended and restated stock option agreement, the 2003 Option (which was previously an option to purchase 1,275,000 shares of our common stock at an exercise price of $1.89 per share) was amended to make it an option to purchase 1,275,000 shares of our Class A Non-Voting common stock at an exercise price of $1.89 per share. Mr. Stone exercised the option on March 26, 2013 and purchased 1,275,000 shares of our Class A Non-Voting common stock.

In December 2012, we awarded our named executive officers long-term incentive compensation under our 2008 equity incentive plan in the form of time-based option grants to purchase an aggregate of 375,000 shares of our common stock. Of these option grants, Mr. Stone received an option to purchase 200,000 shares of our common stock, Mr. Boulanger received an option to purchase 100,000 shares of our common stock, and Mr. Pedonti received an option to purchase 75,000 shares of our common stock. The number of options was subjectively determined based on an assessment of the relative contributions and efforts of each recipient. Mr. Whitman did not receive an option grant due to his anticipated retirement on January 5, 2013. These options will vest as to 25% of the number of shares underlying the option on December 27, 2013 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 27, 2016, subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and the award agreements, including that the recipient is an employee in good standing on each respective vesting date. The options have an exercise price of $22.44 per share, which was equal to the closing price of our common stock as reported on The NASDAQ Global Select Market on the date of the grant.

Benefits and Perquisites

We offer a variety of benefit programs to all eligible employees, including our executive officers. Our executive officers generally are eligible for the same benefits on the same basis as the rest of our employees, including medical, dental and vision benefits, life insurance coverage and short- and long-term disability coverage. All eligible employees are also able to contribute to our 401(k) plan and receive matching company contributions under the plan. In addition, our executive officers are entitled to reimbursement for reasonable business travel and other expenses incurred during the performance of their duties in accordance with our expense reimbursement policy.

We limit the use of perquisites as a method of compensation and provide our executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain talented employees for key positions.

Severance and Change-of-Control Benefits

Pursuant to his employment agreement, Mr. Stone is entitled to specified benefits in the event of the termination of his employment under certain circumstances. We provide more detailed information about Mr. Stone’s benefits along with estimates of their value under various circumstances, under the captions “Employment and Related Agreements” and “Potential Payments Upon Termination or Change of Control” below.

The time-based stock options awarded to our named executive officers under the 2006 equity incentive plan vest in full immediately prior to the effective date of a liquidity event. The option agreements for option awards under the 2006 equity incentive plan define a “liquidity event” as the consummation of any transaction or series of transactions pursuant to which one or more persons or group of persons (other than the Carlyle funds or their affiliates) acquires (a) capital stock of the Company possessing voting power sufficient to elect a majority of the members of our Board or the board of directors of any successor to the Company (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s capital stock or otherwise) or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any person other than to any of the Carlyle funds or their affiliates.

The stock options awarded to our named executive officers under the 2008 stock incentive plan vest in full immediately prior to the effective date of a change of control. The option agreements for option awards under the 2008 stock incentive plan define a “change of control” as the consummation of any transaction or series of transactions pursuant to which one or more persons or group of persons (other than the Carlyle funds or their affiliates) acquires (a) capital stock of the Company possessing voting power sufficient to elect a majority of the members of our Board or the board of directors of any successor to the Company (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s capital stock or otherwise) or (b) all or substantially all of the assets of the Company and its subsidiaries.

See “Potential Payments Upon Termination or Change of Control” below for estimates of the value our named executive officers would receive in the event of a liquidity event under our 2006 equity incentive plan or a change of control under our 2008 stock incentive plan, as applicable.

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make modifications to compensation policies where we deem it appropriate. For instance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than the chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. However, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Our Compensation Committee may review the potential effect of Section 162(m) periodically and use its judgment to authorize compensation payments that may be subject to the limit when it believes such payments are appropriate and in our best interests after taking into consideration changing business conditions and the performance of our employees.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of SS&C Technologies Holdings, Inc.

William A. Etherington

Allan M. Holt

Claudius E. Watts IV

Summary Compensation Table

The following table contains information with respect to the compensation for the fiscal years ended December 31, 2012, 2011 and 2010 of the four persons who served as executive officers during fiscal 2012.

Name and Principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)

William C. Stone Chief Executive Officer	2012	750,000	3,100,000	—	1,097,760	5,032	4,952,792
	2011	750,000	2,500,000	—	2,280,159	4,032	5,534,191
	2010	750,000	2,000,000	2,235,382	1,614,867	4,032	6,604,281
Normand A. Boulanger Chief Operating Officer	2012	450,000	1,500,000	—	548,880	4,552	2,503,432
	2011	450,000	1,250,000	—	1,631,759	3,360	3,335,119
	2010	450,000	875,000	—	1,163,531	3,375	2,491,906
Patrick J. Pedonti Chief Financial Officer	2012	260,000	750,000	—	411,660	5,584	1,427,244
	2011	260,000	550,000		845,263	4,584	1,659,847
	2010	260,000	400,000	—	677,010	4,032	1,341,042
Stephen V.R. Whitman[4] Former General Counsel	2012	225,000	260,000	—	—	6,667	491,667
	2011	225,000	325,000		463,864	4,386	1,018,250
	2010	225,000	260,000	—	399,166	4,386	888,552

(1)	Amounts reflected for the year 2012 reflect bonuses earned in 2012 and paid in 2013. Amounts reflected for the year 2011 reflect bonuses earned in 2011 and paid in 2012. Amounts reflected for the year 2010 reflect bonuses earned in 2010 and paid in 2011.

(2)	The amounts in these columns reflect the aggregate accounting grant date fair value of awards to our named executive officers as well as the incremental fair value of options that were converted upon the closing of our initial public offering in March 2010 to performance-based options that vested based on our EBITDA performance in 2010 and 2011, respectively, in each case computed in accordance with Accounting Standard Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 11 of the notes to our audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2013.

(3)	The amounts in this column reflect, for each named executive officer, the sum of (1) our contributions of $4,000 in 2012 and $3,000 in each of 2011 and 2010 to the SS&C 401(k) savings plan and (2) our payments of life insurance premiums.

(4)	Mr. Whitman was an executive officer of the Company at December 31, 2012. He retired from the Company on January 5, 2013.

Employment and Related Agreements

Effective as of November 23, 2005, we entered into an employment agreement with Mr. Stone. We amended and restated Mr. Stone’s employment agreement in March 2010. The terms of the agreement include the following:

—	The employment of Mr. Stone as the Chief Executive Officer of SS&C Holdings and SS&C;

—	An initial term through March 11, 2013 with automatic one-year renewals until terminated either by Mr. Stone or us;

—	An annual base salary of at least $750,000;

—

An opportunity to receive an annual bonus in an amount to be established by our Board based on Mr. Stone’s and the Company’s performance, as determined by our Compensation Committee. If Mr. Stone is employed at the end of any calendar year, his annual bonus will not be less than $500,000 for that year;

—	A grant of 153,846 shares of our restricted Class A Non-Voting common stock that vested over a period of three years from March 25, 2010 and are now fully vested;

—

Certain severance payments and benefits. If we terminate Mr. Stone’s employment without cause, if Mr. Stone resigns for good reason (including, under certain circumstances, following a change of control as defined in the employment agreement) prior to the end of the term of the employment agreement, or if Mr. Stone receives a notice of non-renewal of the employment term by us, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his minimum annual bonus, (2) vesting acceleration with respect to 50% of his then unvested options, and (3) three years of coverage under SS&C’s medical, dental and vision benefit plans. In the event of Mr. Stone’s death or a termination of Mr. Stone’s employment due to any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (1) disability or death benefits (as applicable) in accordance with SS&C’s provided insurance programs and arrangements in which Mr. Stone was participating immediately prior to such termination, (2) vesting acceleration with respect to 50% of his then unvested options, and (3) a pro-rated amount of his most recent annual bonus. In the event payments to Mr. Stone under his employment agreement cause Mr. Stone to incur a 20% excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payments; and

—

Certain restrictive covenants, including non-competition and non-solicitation covenants pursuant to which Mr. Stone will be prohibited from competing with us or our affiliates and from soliciting our employees or customers during the period beginning on the effective date of the March 2010 amendment and restatement of his employment agreement and ending on the date that is two years following Mr. Stone’s termination of employment.

“Cause” means (a) Mr. Stone’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; (b) Mr. Stone’s conviction of, or plea of guilty or nolo contendere to, a felony; (c) the commission by Mr. Stone of an act of fraud or embezzlement against us or any of our subsidiaries as determined in good faith by a two-thirds majority of the Board; or (d) Mr. Stone’s breach of any material provision of his employment agreement.

“Good reason” means the occurrence of any of the following events without Mr. Stone’s written consent: (a) an adverse change in Mr. Stone’s employment title; (b) a material diminution in Mr. Stone’s employment duties, responsibilities or authority, or the assignment to Mr. Stone of duties that are materially inconsistent with his position; (c) any reduction in Mr. Stone’s base salary or minimum annual bonus; (d) a relocation of our principal executive offices to a location more than 35 miles from its current location which has the effect of increasing Mr. Stone’s commute; (e) any breach by us of any material provision of Mr. Stone’s employment agreement or the Stockholders Agreement; or (f) upon a change in control where (1) Carlyle exercises its bring-along rights in accordance with the Stockholders Agreement, and (2) Mr. Stone votes against the proposed transaction in his capacity as a stockholder.

Under Mr. Stone’s employment agreement, a “change of control” means:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either:

—	the then-outstanding shares of our common stock or the common stock of SS&C, or

—

the combined voting power of our then-outstanding voting securities or the then-outstanding voting securities of SS&C entitled to vote generally in the election of directors (in each case, other than any acquisition by us, Carlyle Partners IV, L.P. (an investment fund affiliated with Carlyle), Mr. Stone, any employee or group of employees of ours, or affiliates of any of the foregoing, or by any employee benefit plan (or related trust) sponsored or maintained by us or any of our affiliates); or

(b) individuals who, as of the effective date of Mr. Stone’s employment agreement, constituted our Board and any individuals subsequently elected to our Board pursuant to the Stockholders Agreement cease for any reason to constitute at least a majority of our Board, other than:

—

individuals whose election, or nomination for election by our stockholders, was approved by at least a majority of the directors comprising the Board on the effective date of Mr. Stone’s employment agreement and any individuals subsequently elected to our Board of Directors pursuant to the Stockholders Agreement; or

—	individuals nominated or designated for election by Carlyle Partners IV, L.P.

Other than Mr. Stone, none of our executive officers is party to an employment agreement.

2012 Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2012 to our named executive officers.

Name	Grant date(1)	All other option awards: number of securities underlying options (#)		Exercise price of option awards ($/share)	Grant date fair value of stock and option awards ($)

William C. Stone	12/27/2012	200,000	(2)	22.44	1,097,761(3)
Normand A. Boulanger	12/27/2012	100,000	(2)	22.44	548,880(3)
Patrick J. Pedonti	12/27/2012	75,000	(2)	22.44	411,660(3)
Stephen V.R. Whitman(4)	n/a	n/a		n/a	n/a

(1)	Awarded under our 2008 equity incentive plan.

(2)	This option is a time-based option that will vest as to 25% of the number of shares underlying the option on December 27, 2013 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 27, 2016, subject to acceleration of vesting in connection with a change of control.

(3)	Amount reflects the aggregate accounting grant date fair value of awards to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 11 of the notes to our audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2013.

(4)	Mr. Whitman was not granted any plan-based awards in December 2012 due to his pending retirement on January 5, 2013.

2012 Option Exercises and Stock Vested

The following table sets forth information concerning stock options that were exercised by our named executive officers in 2012 and the value realized upon vesting of shares of restricted stock.

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

William C. Stone	n/a	n/a	51,282	1,153,587	(1)
Normand A. Boulanger	n/a	n/a	n/a	n/a
Patrick J. Pedonti	n/a	n/a	n/a	n/a
Stephen V.R. Whitman(2)	166,159	2,365,244(3)	n/a	n/a

(1)	The dollar value realized on vesting is based on the closing price of our common stock as reported on The NASDAQ Global Select Market on the date of vesting.

(2)	Mr. Whitman was an executive officer at December 31, 2012. He retired from the Company on January 5, 2013.

(3)	The dollar value realized on exercise represents the difference between the selling price and the respective per-share exercise price of the options.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following equity awards granted to our named executive officers were outstanding as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested(#)		Market Value of Shares or Units of Stock that have not Vested($)

William C. Stone	—		—		—	—	12,821	(1)	$296,037	(2)
	1,275,000		—		1.89	4/8/2013	—		—
	603,439		—		8.77	8/9/2016	—		—
	603,439		—		8.77	8/9/2016	—		—
	301,719		—		8.77	8/9/2016	—		—
	90,311	(3)	37,189	(3)	14.53	2/4/2020	—		—
	40,833	(4)	99,167	(4)	13.48	10/3/2021	—		—
	—		200,000	(5)	22.44	12/27/2022	—		—

Normand A. Boulanger	6,072		—		4.20	10/18/2014	—		—
	452,581		—		8.77	8/9/2016	—		—
	452,581		—		8.77	8/9/2016	—		—
	226,290		—		8.77	8/9/2016	—		—
	60,207	(3)	24,793	(3)	14.53	2/4/2020	—		—
	24,791	(4)	60,209	(4)	13.48	10/3/2021	—		—
	—		100,000	(5)	22.44	12/27/2022	—		—
Patrick J. Pedonti	180,032		—		8.77	8/9/2016	—		—
	226,290		—		8.77	8/9/2016	—		—
	113,145		—		8.77	8/9/2016	—		—
	45,155	(3)	18,595	(3)	14.53	2/4/2020	—		—
	14,583	(4)	35,417	(4)	13.48	10/3/2021	—		—
	—		75,000	(5)	22.44	12/27/2022	—		—

Stephen V.R. Whitman(6)	72,180		—		8.77	8/9/2016	—		—
	14,870		—		8.77	8/9/2016	—		—
	30,103	(3)	12,397	(3)	14.53	2/4/2020	—		—
	8,749	(4)	21,251	(4)	13.48	10/3/2021	—		—

(1)	Represents restricted shares of our Class A Non-Voting common stock granted under our 2006 Equity Incentive Plan on March 25, 2010. The restricted shares vest over a period of three years from March 11, 2010, with one-third of the shares having vested on March 11, 2011 and the remaining two-thirds of the shares vesting in eight equal quarterly installments until fully vested on March 11, 2013.

(2)	Aggregate market value of 12,821 unvested shares of our Class A Non-Voting common stock based on a price of $23.09 per share (the closing price of our common stock as reported on The NASDAQ Global Select Market on December 31, 2012).

(3)	This option is a time-based option granted under our 2006 Equity Incentive Plan that vested as to 25% of the number of shares underlying the option on February 4, 2011 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on February 4, 2014, subject to acceleration of vesting in connection with a liquidity event.

(4)	This option is a time-based option granted under our 2006 Equity Incentive Plan that will vest as to 25% of the number of shares underlying the option on October 3, 2012 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on October 3, 2015, subject to acceleration of vesting in connection with a liquidity event.

(5)	This option is a time-based option granted under our 2008 Equity Incentive Plan that will vest as to 25% of the number of shares underlying the option on December 27, 2013 and will vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 27, 2016, subject to acceleration of vesting in connection with a change of control.

(6)	Mr. Whitman was an executive officer on December 31, 2012. He retired from the Company on January 5, 2013.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2012, the number of securities outstanding under our equity compensation plans, the weighted-average exercise price of such securities and the number of securities available for grant under these plans.

Plan category	Number of securities to be issued upon exercise of outstanding options(1) (#)	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans(1)(2) (#)
Equity compensation plans approved by security holders(3)	13,411,130	$12.47	2,036,641	(4)

Equity compensation plans not approved by security holders	—	—	—

Total	13,411,130	$12.47	2,036,641

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)	Shares available for future issuance may be issued in the form of stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights or other stock-based awards. Our 2008 Stock Incentive Plan contains an evergreen provision providing for an automatic annual increase in the number of securities available for future issuance on the first day of each of our fiscal years during the term of the 2008 Stock Incentive Plan equal to the lesser of (i) 1,416,661 shares of common stock, (ii) 2% of the outstanding shares on such date or (iii) an amount determined by our Board.

(3)	Consists of the 1998 Stock Incentive Plan, 1999 Non-Officer Employee Stock Incentive Plan, 2006 Equity Incentive Plan and 2008 Stock Incentive Plan.

(4)	Consists of 843,658 shares available for issuance under the 2006 Equity Incentive Plan and 1,192,983 shares available for issuance under the 2008 Stock Incentive Plan.

Potential Payments Upon Termination or Change of Control

William C. Stone

Effective as of March 11, 2010, we entered into an amended and restated employment agreement with Mr. Stone. The agreement is described under the caption “Employment and Related Agreements” above.

The table below reflects the amount of compensation payable to Mr. Stone in the event of termination of his employment or a liquidity event (as defined in our 2006 equity incentive plan) and change of control (as defined in our 2008 stock incentive plan). The amounts shown assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to him upon his termination. The actual amounts to be paid out, if any, can only be determined at the time of his separation.

Payments to William C. Stone upon termination or liquidity event/ change of control	Termination without cause, for good reason (including certain changes of control) or upon notice of non- renewal(1)		For cause or without good reason(2)	Liquidity event and change of control(3)		Disability		Death

Base salary	1,500,000	(4)	—	—		—		—
Annual bonus	1,000,000	(5)	—	—		3,100,000	(6)	3,100,000	(6)
Stock options	700,674	(7)	—	1,401,347	(8)	700,674	(7)	700,674	(7)
Restricted stock	296,037	(9)	—	—		296,037	(9)	296,037	(9)
Health and welfare benefits	44,596	(10)	—	—		—		—
Tax gross up payment	4,142,911	(11)	—	—		—		—
Disability benefits	—		—	—		—		—
Life insurance proceeds	—		—	—		—

Total	7,684,218		—	1,401,347		4,096,711		4,096,711

(1)	The definition of good reason in Mr. Stone’s employment agreement includes the occurrence of a change in control (as defined in Mr. Stone’s employment agreement) where (a) Carlyle exercises its bring-along rights in accordance with the stockholders agreement, and (b) Mr. Stone votes against the transaction in his capacity as a stockholder.

(2)	In the event that Mr. Stone’s employment is terminated for cause or without good reason, he will be entitled to unpaid base salary through the date of the termination, payment of any annual bonus earned with respect to a completed fiscal year of SS&C that is unpaid as of the date of termination and any benefits due to him under any employee benefit plan, policy, program, arrangement or agreement.

(3)

Liquidity event is defined in Mr. Stone’s option agreements governing options granted under our 2006 equity incentive plan. Time-based stock options granted under out 2006 equity incentive plan will become fully vested and exercisable immediately prior to the effective date of a liquidity event. Change of control is defined in Mr. Stone’s option agreements governing options granted under our 2008 stock incentive plan. Stock options granted under our 2008 stock incentive plan will become fully vested and exercisable immediately prior to the effective date of a change of control.

(4)	Consists of 200% of 2012 base salary payable promptly upon termination.

(5)	Consists of 200% of $500,000, the minimum annual bonus specified for Mr. Stone in his employment agreement.

(6)	Consists of a cash payment equal to the amount of Mr. Stone’s annual bonus for 2012, payable within 60 business days of termination.

(7)	Vesting acceleration with respect to unvested options to purchase an aggregate of 168,179 shares of our common stock, which is equal to 50% of all unvested options held by Mr. Stone on December 31, 2012, calculated based on the difference between the respective exercise price of the options and $23.09 (the closing price of our common stock on The NASDAQ Global Select Market on December 31, 2012).

(8)	Vesting acceleration with respect to unvested options to purchase an aggregate of 336,357 shares of our common stock, which is equal to 100% of all unvested options held by Mr. Stone on December 31, 2012, calculated based on the difference between the respective exercise price of the options and $23.09 (the closing price of our common stock on The NASDAQ Global Select Market on December 31, 2012).

(9)	Based on the vesting of 12,821 unvested shares of our Class A Non-Voting common stock at $23.09 per share (the closing price of our common stock as reported by The NASDAQ Global Select Market on December 31, 2012).

(10)	Represents three years of coverage under SS&C’s medical, dental and vision benefit plans.

(11)	In the event that the severance and other benefits provided for in Mr. Stone’s employment agreement or otherwise payable to him in connection with a change in control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Stone will receive (a) a payment from us sufficient to pay such excise tax, and (b) an additional payment from us sufficient to pay the excise tax and U.S. federal and state income taxes arising from the payments made by us to Mr. Stone pursuant to this sentence.

In accordance with Mr. Stone’s employment agreement, none of the severance payments described above will be paid during the six-month period following his termination of employment unless we determine, in our good faith judgment, that paying such amounts at the time or times indicated above would not cause him to incur an additional tax under Section 409A of the Internal Revenue Code (in which case such amounts will be paid at the time or times indicated above). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, we will pay Mr. Stone a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to him under his employment agreement. Thereafter, payments will resume in accordance with the above table.

Other named executive officers

Other than Mr. Stone, none of our executive officers has any arrangement that provides for severance payments. Time-based stock options granted under our 2006 equity incentive plan will become fully vested and exercisable immediately prior to the effective date of a liquidity event. Stock options granted under our 2008 stock incentive plan will become fully vested and exercisable immediately prior to the effective date of a change of control.

As of December 31, 2012, Messrs. Boulanger, Pedonti and Whitman held the following unvested stock options that would have become fully vested upon a liquidity event or change of control, as applicable.

Name	Number of shares underlying unvested options (#)	Value of unvested options ($)(1)

Normand A. Boulanger	185,003	855,851
Patrick J. Pedonti	129,013	548,295
Stephen V.R. Whitman(2)	33,649	310,355

(1)	The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $23.09 (the closing price of our common stock as reported on The NASDAQ Global Select Market on December 31, 2012) and then deducting the aggregate exercise price for these options.

(2)	Mr. Whitman was an executive officer of the Company at December 31, 2012. He retired from the Company on January 5, 2013.

2012 Director Compensation

None of our directors, except Messrs. Etherington, Michael and Varsano (our outside directors not employed by the Company and not affiliated with a major shareholder), receives compensation for serving as a director. Messrs. Etherington, Michael and Varsano each receive an annual retainer fee of $25,000 and a Board meeting attendance fee of $2,500 (if attended in person). During 2012, our Board also adopted a policy providing that the Company will grant to each of our independent directors, on the date of each year’s annual meeting of stockholders, an option to purchase 3,000 shares of our common stock. All of our directors are reimbursed for reasonable out-of-pocket expenses associated with their service on the Board. The following table contains information with respect to Mr. Etherington’s, Mr. Michael’s and Mr. Varsano’s compensation received during the year ended December 31, 2012 for serving as a director.

Name	Fees earned or paid in Cash ($)	Option award(1) ($)	Total ($)

William A. Etherington	32,500	17,412	49,912
Jonathan E. Michael	30,000	17,412	47,412
David A. Varsano	32,500	17,412	49,912

(1)	These directors were each granted an option to purchase 3,000 shares of our common stock on November 28, 2012 at an exercise price of $23.09 per share. The options were 100% vested on the date of grant. The amount in this column reflects the aggregate grant date fair value of the option, computed in accordance with Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the option are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K, filed with the SEC on March 1, 2013.

OWNERSHIP OF OUR COMMON STOCK

This table presents information concerning the beneficial ownership of the shares of our common stock as of April 11, 2013. Specifically, the table reflects beneficial ownership information about:

—	each person we know to be the beneficial owner of more than 5% of the outstanding shares of common stock;

—	each of our directors and named executive officers; and

—	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable or exercisable within 60 days of April 11, 2013 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

See “Related Person Transactions” for a discussion of the material relationships between the Company and investment funds associated with Carlyle.

Unless otherwise indicated, the address of the persons and entities listed on the table is c/o SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, CT 06095.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class

5% Stockholders
TCG Holdings, L.L.C.(1)	14,969,799	18.5%
William C. Stone(2)	16,884,472	20.4%
Janus Capital Management LLC(3) 151 Detroit Street Denver, Colorado 80206	5,826,101	7.2%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	5,314,382	6.6%
MSDC Management, L.P.(5) 645 Fifth Avenue, 21st Floor New York, New York 10022	4,289,078	5.3%
Other Directors and Named Executive Officers
Normand A. Boulanger(6)	1,258,771	1.5%
William A. Etherington(7)	34,250	*
Allan M. Holt(8)	—	—
Campbell R. Dyer(8)	—	—

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Claudius E. Watts IV(8)	—	—
Patrick J. Pedonti(9)	533,423	*
Stephen V. R. Whitman	—	—
Jonathan E. Michael(10)	37,250	*
David A. Varsano(11)	27,750	*
All directors and executive officers as a group (11 persons)(12)	19,007,905	22.4%

*	Represents less than one percent of the outstanding shares of common stock.

(1)	TC Group IV, L.P. is the sole general partner of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P., the record holders of 14,388,686 and 581,113 shares of our Common Stock, respectively. TC Group IV Managing GP, L.L.C. is the sole general partner of TC Group IV, L.P. TC Group, L.L.C. is the sole managing member of TC Group IV Managing GP, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, TC Group IV, L.P., TC Group IV Managing GP, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed owners of shares of our Common Stock owned of record by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of our common stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

(2)	Includes 1,673,177 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 11, 2013 and 2,703,846 shares of our Class A Non-Voting common stock. Shares of our Class A Non-Voting common stock have no voting rights and cannot be voted at the 2013 annual meeting.

(3)	Consists of 5,826,101 shares of common stock reported as beneficially owned by Janus Capital Management LLC over which Janus Capital Management LLC reports sole voting power and sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on March 15, 2013.

(4)	Consists of 5,314,382 shares of common stock reported as beneficially owned by T. Rowe Price Associates, Inc. including 533,850 shares of common stock over which T. Rowe Price Associates, Inc. reports sole voting power and 5,314,382 shares of common stock over which T. Rowe Price Associates, Inc. reports sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 13, 2013.

(5)	Consists of 4,289,078 shares of common stock reported as jointly beneficially owned by MSD Torchlight Partners, L.P. and MSDC Management, L.P. MSD Torchlight Partners, L.P. and MSDC Management, L.P. report shared voting power and shared dispositive power over 4,289,078 shares of common stock. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on March 25, 2013.

(6)	Includes 1,243,711 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 11, 2013.

(7)	Includes 24,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 11, 2013.

(8)	Does not include 14,969,799 shares of our common stock held by investment funds associated with or designated by Carlyle. Messrs. Holt, Watts and Dyer are executives of Carlyle. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Carlyle.

(9)	Consists of 533,423 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 11, 2013.

(10)	Includes 24,250 shares of our common stock subject to outstanding options exercisable on or within the 60-day period following April 11, 2013.

(11)	Includes 24,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 11, 2013.

(12)	Includes 3,755,110 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 11, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2012, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of eight members, divided into three classes as follows:

—	Class I is comprised of Normand A. Boulanger, Campbell R. Dyer and David A. Varsano, each with a term ending at the 2014 annual meeting;

—	Class II is comprised of William A. Etherington and Jonathan E. Michael, each with a term ending at the 2015 annual meeting; and

—	Class III is comprised of Allan M. Holt, William C. Stone and Claudius E. Watts IV, each with a term ending at the 2013 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose term is expiring. Messrs. Holt, Stone and Watts are current directors whose terms expire at the 2013 annual meeting. Messrs. Holt and Stone have been nominated by the Nominating Committee (and their nomination has been ratified by the Board) for re-election as a Class III directors, with a term ending at the 2016 annual meeting.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending at the 2016 annual meeting, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for one or more of these three nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that either of the two nominees will be unable to serve if elected.

A plurality of the shares of common stock present in person or represented by proxy at the 2013 annual meeting and entitled to vote is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALLAN M. HOLT AND WILLIAM C. STONE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our books, records and accounts for fiscal 2013. This appointment is being presented to the stockholders for ratification at the 2013 annual meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of PwC are expected to be present at the 2013 annual meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

PwC was our independent registered public accounting firm for fiscal 2012 and for our fiscal year ended December 31, 2011, which we refer to as fiscal 2011. The following table summarizes the fees of PwC billed to us for each of fiscal 2012 and fiscal 2011. For fiscal 2012 audit fees include an estimate of amounts not yet billed.

Nature of Service	2012 Fees	2011 Fees
Audit Fees(1)	$1,286,697	$1,088,613
Audit-Related Fees(2)	2,429,482	924,099
Tax Fees(3)	326,672	79,987
All Other Fees(4)	—	—

Total:	$4,042,851	$2,092,699

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and services related to our filings of Registration Statements on Form S-3 in 2012 and 2011, such as the issuance of consents.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services relate to accounting consultations in connection with acquisitions, procedures performed for SSAE 16 reports, attest services that are not required by statute or regulation and consultations concerning internal controls, financial accounting and reporting standards. None of the audit-related fees billed in 2011 or 2012 related to services provided under the de minimis exception to the Audit Committee pre-approval requirements.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for approximately $132,983 of the total tax fees billed in 2012 and approximately $61,000 of the total tax fees billed in 2011. Tax advice and tax planning services relate to assistance with tax audits and appeals, tax advice related to acquisitions and requests for rulings or technical advice from taxing authorities. None of the tax fees billed in 2011 or 2012 related to services provided under the de minimis exception to the Audit Committee pre-approval requirements.

(4)	All other fees for 2011 and 2012 consist of the licensing of accounting and finance research technology owned by PricewaterhouseCoopers LLP. None of the all other fees billed in 2011 and 2012 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

All the services described above were approved by our Audit Committee in advance of the services being rendered. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee. The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits and tax work to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2013.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the 2013 annual meeting and the advance notice period applicable to the 2013 annual meeting as prescribed by our By-laws has expired. If any other business should properly come before the 2013 annual meeting, the proxies will be voted in the discretion of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

Stockholder Proposals and Director Nominations

Stockholder Proposals for 2014 Annual Meeting

Proposals of stockholders intended to be presented at the 2014 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than December 26, 2013 in order to be included in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, Attention: Corporate Secretary.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must contain the information required by our By-laws and be delivered by the stockholder and received by the Secretary at our principal executive offices (i) no earlier than 120 days before and no later than 90 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary date, (a) no earlier than 120 days before the annual meeting and (b) no later than 90 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2014 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2014 annual meeting (other than one to be included in our proxy statement) should notify us no earlier than January 29, 2014 and no later than February 28, 2014.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, 80 Lamberton Road, Windsor, Connecticut 06095, or call 860-298-4500.

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the 2013 annual meeting. However, to ensure that your shares are represented at the 2013 annual meeting and that the Company has the quorum necessary to convene the 2013 annual meeting and conduct business, even if you plan to attend the 2013 annual meeting in person, please complete, sign, date and return the enclosed proxy card promptly. Submitting a proxy or voting instructions in advance will not prevent you from attending the 2013 annual meeting and voting in person, if you so desire. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention is appreciated.

ANNUAL MEETING OF STOCKHOLDERS OF

SS&C TECHNOLOGIES HOLDINGS, INC.

May 29, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement and proxy card

are available at http://www.ssctech.com/2013annualmeeting

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢ 20230000000000000000 0	052913

The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 to serve for a term ending in 2016 and
FOR Proposal 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. The election of the nominees listed below as Class III directors (except as marked to the contrary below).				2. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	Allan M. Holt
William C. Stone
☐	WITHHOLD AUTHORITY
	FOR ALL NOMINEES			The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2012 Annual Report to Shareholders.
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Rd

Windsor, CT 06095

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William C. Stone, Patrick J. Pedonti and Paul G. Igoe as proxy holders, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of SS&C Technologies Holdings, Inc. held of record by the undersigned on April 11, 2013, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 80 Lamberton Rd, Windsor, CT, 06095, at 9:00 a.m. on May 29, 2013, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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